                                                                    EXHIBIT 12.1

                           BEVERLY ENTERPRISES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


                                                                                                                 THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                            MARCH 31,
                                                 --------------------------------------------------------------  ------------------
                                                   2000      1999       1998       1997       1996       1995      2001      2000
                                                 --------  ---------  --------   --------   --------   --------  --------   -------
Income (loss) before provision for (benefit from)
 income taxes, extraordinary charge and
 cumulative effect of change in accounting for
 income taxes..................................  $(76,764) $(213,726) $(50,882)  $108,506   $125,507   $ (6,154) $(95,045)  $10,098
                                                 ========  =========  ========   ========   ========   ========  ========   =======
Add fixed charges:
 Interest expense (including capitalized
  interest)....................................    79,771     71,324    64,967     81,702     89,911     83,294    18,803    19,615
 Interest factor in rent expense...............    37,913     38,147    37,541     37,849     33,572     46,740     9,342     9,470
 Amortization of debt issue costs..............     2,571      2,909     2,336      3,163      3,210      4,379       666       624
 Amortization of debt discounts................         0          0         0         39        101        144         0         0
                                                 --------  ---------  --------   --------   --------   --------  --------   -------

Total fixed charges............................   120,255    112,380   104,844    122,753    126,794    134,557    28,811    29,709
                                                 --------  ---------  --------   --------   --------   --------  --------   -------
Less capitalized interest......................    (2,326)    (1,655)   (1,365)    (2,191)    (2,111)    (3,572)     (359)     (621)
                                                 --------  ---------  --------   --------   --------   --------  --------   -------
Total earnings.................................  $ 41,165  $(103,001) $ 52,597   $229,068   $250,190   $124,831  $(66,593)  $39,186
                                                 ========  =========  ========   ========   ========   ========  ========   =======
Ratio of earnings to fixed charges.............        (a)        (a)       (a)      1.87       1.97         (a)       (a)     1.32
                                                 ========  =========  ========   ========   ========   ========  ========   =======


(a) Earnings were inadequate to cover fixed charges by $79,090,000, $215,381,000, $52,247,000 and $9,726,000 for the years ended December 31, 2000,
1999, 1998 and 1995, respectively and $95,404,000 for the three-months ended March 31, 2001.